UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: March 1, 2012 (February 28, 2012)

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On February 28, 2012, Pfizer Inc. (“Pfizer”) notified DURECT Corporation, a Delaware corporation (“DURECT”), that Pfizer is terminating, effective August 30, 2012, the Development and License Agreement between Alpharma Ireland Limited and DURECT dated September 19, 2008 (the “License Agreement”) relating to the worldwide development and commercialization of ELADUR® , DURECT’s transdermal bupivacaine patch. Pfizer acquired these rights to this agreement through its acquisition of King Pharmaceuticals, which in turn had acquired Alpharma. Pfizer’s termination returns to DURECT the rights to develop and commercialize ELADUR worldwide. Pfizer has committed to assist in an orderly and rapid transition of this program back to DURECT. Under the License Agreement, Alpharma will assign to DURECT all regulatory documentation and development data developed by Alpharma related to ELADUR, and DURECT is obligated to pay future royalties to Alpharma based on sales or licensing of ELADUR up to the amount of Alpharma’s direct out-of-pocket costs and expenses incurred to generate development data assigned to DURECT.

Under the terms of the License Agreement, Alpharma paid DURECT an upfront license fee of $20 million, with the potential of an additional $243 million in performance milestone payments based on the successful development, approval and commercialization of ELADUR in multiple territories and with multiple indications as defined in the agreement. Of these potential milestones, $93 million were development-based milestones (none of which were achieved), and $150 million were sales-based milestones (none of which were achieved). DURECT would also have received royalties on product sales of ELADUR. Alpharma also reimbursed DURECT for development costs incurred by DURECT for ELADUR.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: March 1, 2012	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer